Exhibit 10.13(b)

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1. Jeffrey Lindholm (“Employee”) and BigBand Networks, Inc., a Delaware corporation (“BigBand”), entered into a certain employment agreement dated October 30, 2006, as amended (the “Employment Agreement”). Employee’s last day of employment with BigBand will be August 1, 2008 (the “Separation Date”). Accordingly, Employee and BigBand, intending to be legally bound hereby, agree as set forth in this Confidential Separation Agreement and General Release of Claims (the “Agreement”). This Agreement will become effective on the eighth day after it is signed by Employee (the “Effective Date”), provided that Employee has not revoked this Agreement (by written notice to BigBand’s General Counsel or a similarly situated executive officer of BigBand) prior to that date.

2. In exchange for the release of the claims provided for herein, BigBand will provide Employee with the following:

(a)	a lump sum severance payment of $125,000, less applicable taxes and other withholdings as determined by BigBand’s payroll department; such severance payment will be made to Employee within five business days after the Effective Date;

(b)	the premiums necessary to continue the group health insurance coverages (medical and dental, but not disability or life) for Employee and his dependents through the earlier of (i) February 28, 2009, if Employee timely elects to continue such coverages under federal COBRA law (it being understood that such payments will be made to BigBand’s health insurance provider), or (ii) the date on which Employee first becomes enrolled in a new group health insurance program with another employer. Employee agrees to promptly notify the BigBand Benefits Department, in the event that he becomes enrolled in new group health insurance program; and

(c)	up to four (4) months of outplacement services. In order to initiate and utilize this service Employee must contact his local HR representative.

Employee acknowledges and agrees that, except for items 2(a), (b) and (c) above, BigBand has paid to Employee on the Separation Date all compensation, including, but not limited to, any and all wages, commissions, bonuses, and accrued but unused vacation, that Employee earned during his employment with BigBand until and including the Separation Date. Employee further acknowledges and agrees that he will cease to accrue vacation as of the Separation Date. The Employment Agreement is hereby terminated and is of no further force or effect, and Employee shall not be entitled to any further monetary payments, other remuneration or other benefits of any kind, including, but not limited to, any stock option grants, stock option vesting or other equity-based compensation from BigBand or from any other person or entity that acts or has acted on BigBand’s behalf, other than as expressly set forth in this paragraph 2. With respect to any stock options previously granted to Employee by BigBand, those options will continue to be subject to and governed by the terms and conditions of any applicable stock option agreements between Employee and BigBand, and the governing stock option plans.

3. Employee agrees that, within ten (10) days after the Separation Date, he will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. BigBand will reimburse Employee for these expenses pursuant to its regular business practices.

4. In exchange for the benefits under this Agreement to which Employee is not otherwise entitled, Employee, for himself and his respective legal successors and assigns, forever releases, discharges and acquits BigBand and its respective current and former parent companies and predecessors, and each of its and their respective divisions, subsidiaries, stockholders, officers, directors, current and former employees, insurers, attorneys, accountants, agents, affiliates, legal successors and assigns (collectively the “Released Parties”), from any and all claims, demands, damages, debts, liabilities, actions and causes of action (collectively, “Claims”) of every kind and nature whatsoever, whether now known or unknown, which Employee now has, or ever had, against any of those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, without limitation, (i) all claims related to his employment with BigBand or the termination of that employment; (ii) any contract or tort claims, including, without limitation, claims for breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful termination, retaliation, fraud, defamation or infliction of emotional distress; and (iii) any claims for national origin, race, sex, age, sexual orientation, medical condition, disability, or other discrimination or harassment arising under the California Fair Employment and Housing Act (as amended), the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act (as amended) (“ADEA”), the Americans With Disabilities Act, or any other law or statute (all of which are hereinafter referred to as and included within the “Released Matters”).

5. Employee agrees to return to BigBand, not later than the Separation Date, all BigBand documents (and all copies thereof) and other BigBand property that Employee has had in his possession at any time, including, without limitation, BigBand files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, and tangible property (including, without limitation, company-issued laptop computer, credit cards, entry cards, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of BigBand (and all reproductions thereof in whole or in part).

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW RULES OF SUCH STATE OR OF ANY OTHER JURISDICTION.

7. This Agreement shall inure to the benefit of the successors of BigBand and shall be binding upon the Employee, his heirs, executors, administrators and successor.

8. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between BigBand and Employee dated November 21, 2006 (“Proprietary Rights Agreement”), a copy of which is attached hereto as Exhibit A.

9. Employee agrees that he will not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except to the extent that, and only to the extent that, such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements with respect to any of the Released Parties or any products or services developed, marketed or sold by BigBand or any subsidiary or affiliate of BigBand.

10. Employee agrees that for a period of one (1) year following the Separation Date, he will not, without the prior written consent of BigBand, on behalf of himself or any other person or entity, directly or indirectly, encourage or solicit any employee of BigBand or any of its subsidiaries or affiliates to terminate his or his employment with BigBand or any of its subsidiaries or affiliates.

11. Employee agrees that he will not voluntarily provide assistance, information or advice of any kind, directly or indirectly (including through agents or attorneys), to any person or entity in connection with such person or entity’s assertion of any claim or cause of action of any kind, in court, arbitration or otherwise, against any of the Released Parties, and he shall not suggest, induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit Employee from testifying truthfully under subpoena or providing other assistance under compulsion of law.

12. Employee hereby agrees to direct all inquiries, demands, requests for information or other communications regarding this Agreement to the General Counsel for BigBand Networks, Inc. Employee shall not contact any employee of BigBand other than the individual listed above with regard to the contents hereof or any other request for information or cooperation.

13. Employee agrees to respond to BigBand’s reasonable requests in connection with any existing or future litigation, arbitrations, mediations, claims or investigations brought by or against or involving BigBand or any of its affiliates, agents, officers, directors or employees, whether internal, administrative, civil or criminal in nature, in which BigBand reasonably deems Employee’s cooperation necessary or useful. In such matters, Employee agrees to provide BigBand with advice, assistance and/or information, including explaining matters of a factual nature, providing sworn statements, participating in discovery and trial preparation, and giving testimony. Employee also agrees to promptly send BigBand copies of all correspondence and documents (for example, but not limited to, subpoenas) Employee receives in connection with any such legal proceeding or other matters related to BigBand. Employee further agrees to act in good faith to furnish the information and cooperation required by this paragraph. BigBand will act in good faith so that the requirement to furnish such information and cooperation does not create an undue hardship for Employee.

14. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with BigBand, this Agreement, or the termination of Employee’s employment with BigBand (including, but not limited to, any claims of breach of contract, wrongful termination or sex, age, race, sexual orientation, disability or other discrimination or harassment), Employee and BigBand agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by a single arbitrator from the American Arbitration Association in Boston, Massachusetts. Employee and BigBand hereby knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury. Notwithstanding the foregoing provisions of this paragraph 14, Employee covenants and agrees not to assert any Claims against the Released Parties, in any forum or proceeding, which Employee has released pursuant to paragraph 4 above.

15. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, promises, representations and warranties, both written and oral, except for the Proprietary Rights Agreement between BigBand and Employee and any stock option agreements between Employee and BigBand. To the extent that provisions of this Agreement conflict with any other agreement between Employee and BigBand, the provisions of this Agreement shall govern. This Agreement may not be modified or amended, except by a document signed by a duly authorized executive officer of BigBand and Employee. Employee has 45 days to consider BigBand’s offer as set forth in this Agreement. If Employee does not accept BigBand’s offer (by signing and returning this Agreement to BigBand within 45 days), BigBand’s offer will expire and may not be accepted by Employee.

16. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

17. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. Employee also acknowledges that the consideration given in paragraph 2 for the waiver and release is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (i) his waiver and release does not apply to any rights or claims that may arise after the date he signs this Agreement; (ii) that he has the right to consult with an attorney prior to signing this Agreement; (iii) that he has forty-five (45) days to consider this Agreement (although he may choose to voluntarily sign it earlier); (iv) that he has seven (7) days following the date he signs this Agreement to revoke it; and (v) that this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after he signs the Agreement.

[Signature page follows]

Dated: August 30, 2008	BIGBAND NETWORKS, INC.

	By:	/s/ Rob Horton
Rob Horton, General Counsel

Dated: August 30, 2008	EMPLOYEE

	By:	/s/ Jeffrey Lindholm
Jeffrey Lindholm

Exhibit A

Proprietary Rights Agreement

[Attached]